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                                                                    EXHIBIT 99.1

                                 VALUE SHARING AGREEMENT


          AGREEMENT made as of September 1, 1995 (this "Agreement") by and between Tracinda Corporation, a Nevada corporation ("Tracinda"), and Jerome B. York ("Participant").

          WHEREAS, in consideration of the services to be provided by Participant to Tracinda as contemplated by the Employment Agreement, of even date herewith, between Tracinda and Participant (the "Employment Agreement"), and in addition to the consideration payable thereunder, Tracinda and Participant desire to enter into an agreement pursuant to which Participant will share a portion of the enhancement in the value of certain investments of Tracinda, as more fully set forth herein and subject to the terms and conditions hereof;

          NOW, THEREFORE, the parties hereto agree as follows:

          1.      Participation.
                  -------------

          (a) On the terms and subject to the conditions hereof, Participant shall be entitled to receive the Applicable Percent (as defined below) of the Incremental Value (as defined below) with respect to an aggregate of 32,000,000 shares (the "Shares") of Common Stock, $1.00 par value (the "Common Stock"), of Chrysler Corporation (the "Company") held by Tracinda, and, if the Shares (or any portion thereof) are exchanged for any property other than cash ("Other Property"), the Applicable Percent of the Incremental Value with respect to such Other Property.

          (b) For purposes of this Agreement, "Incremental Value" means:

              (i) (x) The excess, if any, of (A) the average of the Fair Market Value (as defined below) of a Share (or of Other Property received per Share) on each of the 20 trading days immediately preceding the fifth anniversary of the date of this Agreement over (B) $47.00 (the "Base Price"), multiplied by (y) 32,000,000 minus the sum of (AA) the number of Sold Shares (as defined below) and (BB) the number of Exercised Shares (as defined below); and

             (ii) With respect to any of such 32,000,000 Shares (or Other Property with respect thereto) that are sold by Tracinda for cash (including foreclosure by a pledgee or encumbrancer referred to in paragraph 2) and such sale is consummated while this Agreement remains in force and prior to the fifth anniversary of the date of this Agreement, the excess, if any, of (x) the actual net cash proceeds received by Tracinda upon the sale of such Shares or Other Property over (y) (A) the Base Price, multiplied by (B) the number of Shares covered by such sale (or, in the case of a sale of Other Property, the number of Shares for which the Other Property covered by such sale was exchanged) (the "Sold Shares"); provided that this paragraph 1(b)(ii) shall apply to a maximum of 32,000,000 Shares (or Other Property with respect thereto) less any previously Exercised Shares (as defined below); and

            (iii) With respect to any of such 32,000,000 Shares (or Other Property with respect thereto) that are exercised by Participant as permitted by paragraph 1(d)
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(the "Exercised Shares"), (x) the excess, if any, of (A) the average of the Fair
Market Value (as defined below) of a Share (or of Other Property received per Share) on each of the 20 trading days immediately preceding the date of exercise over (B) the Base Price, multiplied by (y) the number of Exercised Shares exercised by Participant on such date.

          (c) For purposes of this Agreement, "Applicable Percent" means:

              (i) Six percent (6%) of the Incremental Value of a Share (or of Other Property received per Share) between the Base Price ($47.00) and $65.00 (the "Step Price"), and

             (ii) Three percent (3%) of the Incremental Value of a Share (or of Other Property received per Share) in excess of the Step Price ($65.00).

          (d) While this Agreement remains in force and prior to the fifth anniversary of the date of this Agreement, the Participant may exercise the right to receive the Incremental Value with respect to a maximum of 32,000,000 Shares (or Other Property with respect thereto) less any previously Sold Shares in the following installments:

              (i) The Participant may exercise the right to receive the Incremental Value with respect to a maximum of 8,000,000 Shares (or Other Property with respect thereto) less any previously Sold Shares on and after the second anniversary of the date of this Agreement.

             (ii) The Participant may exercise the right to receive the Incremental Value with respect to a maximum of 16,000,000 Shares (or Other Property with respect thereto) less any previously Sold Shares and Exercised Shares on and after the third anniversary of the date of this Agreement.

            (iii) The Participant may exercise the right to receive the Incremental Value with respect to a maximum of 32,000,000 Shares (or Other Property with respect thereto) less any previously Sold Shares and Exercised Shares on and after the fourth anniversary of the date of this Agreement.

The Participant may make elections to exercise the right to receive the Incremental Value with respect to Shares (or Other Property with respect thereto) by written notice delivered to Tracinda specifying the number of Shares (or Other Property with respect thereto) which are being exercised by Participant, provided that any election made by Participant hereunder must apply to the lesser of (A) at least 1,000,000 Shares (or Other Property with respect thereto) or (B) the remaining number of Shares (or Other Property with respect thereto) which may then be exercised by Participant. Notwithstanding the foregoing, Participant will not exercise the right to receive the Incremental Value with respect to Shares (or Other Property with respect thereto) at any time that Participant is in possession of material, nonpublic information concerning the issuer of the Shares (or such Other Property).

          (e) In the event of any merger, consolidation, reorganization, recapitalization, reclassification, stock split, reverse stock split, spinoff, extraordinary
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distribution, or similar transaction involving the Shares, the number of Shares and/or the Base Price and Step Price (as applicable) shall be appropriately adjusted.

          (f) For all purposes of this Agreement, the Shares shall not be segregated from other shares of Common Stock held by Tracinda, it being understood that any sale of Common Stock consummated while this Agreement remains in force and prior to the fifth anniversary of the date of this Agreement, up to a maximum of 32,000,000 shares of Common Stock less any previously Exercised Shares, shall be deemed a sale of Shares for purposes of paragraph 1(b)(ii).

          (g) Incremental Value shall not be reduced or offset by the amount, if any, by which the actual net cash proceeds received by Tracinda for any sale of Shares (or Other Property with respect thereto) is less than the Base Price multiplied by the number of Shares covered by such sale (or, in the case of a sale of Other Property, the number of Shares for which the Other Property covered by such sale was exchanged), but any such Shares shall nonetheless be considered Sold Shares for purposes of paragraphs 1(b)(i) and 1(b)(iii).

          (h) Any payment due to Participant pursuant to this paragraph shall be paid to Participant, in the case of paragraph 1(b)(i), within thirty (30) days after the fifth anniversary of the date hereof, in the case of paragraph 1(b)(ii), within thirty (30) days after receipt by Tracinda of the net proceeds of such sale and, in the case of paragraph 1(b)(iii), within thirty (30) days after the date of such exercise by the Participant. Tracinda shall have the right to offset against any such payments due to Participant any amounts which are due from Participant to Tracinda in accordance with the Employment Agreement.

          (i) "Fair Market Value" shall mean, for any date, the mean between the high and low sales price on such date, or if no sales price is available for such date, the mean between the closing bid and asked prices for such date, for the Common Stock or Other Property (i) as reported by the principal national securities exchange on which the Common Stock or Other Property is then traded which reports the highest daily average trading volume during the valuation period in question, or (ii) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers. If the Common Stock or Other Property is not regularly traded on a national securities exchange or any system sponsored by the National Association of Securities Dealers, the Fair Market Value of the Common Stock and/or Other Property shall be determined by a nationally recognized, independent investment banking firm selected by Tracinda in its sole discretion.

          (j) During the term of this Agreement, Participant agrees that, without Tracinda's prior consent, neither Participant, nor his affiliates and associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934) other than Tracinda and its affiliates, will engage in transactions in securities of Chrysler Corporation (Participant's rights under this Agreement being deemed not to be securities for purposes of this provision).

          (k) Tracinda will indemnify Participant for any claims or liabilities, and any losses, expenses and adverse consequences arising from such claims or liabilities, which Participant may incur or suffer as a result of direct or indirect transactions by Tracinda in
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securities of third parties; provided that such claims, liabilities, losses, expenses and adverse consequences are not proximately caused by transactions by Participant, directly or indirectly, in such securities (excluding transactions in accordance with this Agreement); and provided further that Participant will tender the defense of any such claim or liability to Tracinda, unless Tracinda denies its responsibility hereunder to indemnify Participant with respect to such claim or liability, it being understood that Tracinda will have no authority to settle any such claim or liability on Participant's behalf without Participant's prior written consent if such settlement involves any obligation or waiver of rights by Participant.

          2.  Control Over Shares.
              -------------------

Participant expressly acknowledges that Tracinda retains the right, in its sole discretion, to make all investment and other decisions with respect to the Shares, its investment in the Company, or otherwise with respect to the Company, including without limitation the sole right to determine whether and/or when to sell or otherwise dispose of any Shares and the consideration to be received in any such sale or other disposition, whether to enter into, or to approve or disapprove (including voting the Shares for or against) any merger, consolidation, reorganization, recapitalization, reclassification, stock split, reverse stock split or other extraordinary transaction involving Tracinda and/or the Company. Participant further expressly acknowledges that Tracinda has no obligation whatsoever to attempt to maximize Incremental Value as defined in this Agreement, and may make all such investment and other decisions without regard for the effect of such decisions under this Agreement. Without limiting the foregoing, Tracinda may pledge, or otherwise create one or more liens or encumbrances on, all or any portion of the Shares, with respect to new borrowings, existing borrowings, or otherwise.

          3.  Term.
              ----

The term of this Agreement will commence on the date written above and continue through the last date on which any payment is due hereunder, unless terminated sooner in accordance with paragraph 4. Following the determination of the Incremental Value under paragraph 1(b)(i) and the making of any required payment with respect thereto as well as all amounts which are payable under paragraphs 1(b)(ii) and (iii), Tracinda shall have no further obligation to Participant with respect to the Shares or any sale or other disposition thereof.

          4.  Termination.
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              (a) This Agreement may be terminated by mutual agreement of
Tracinda and Participant.

              (b) This Agreement may be terminated by Tracinda upon Tracinda's termination of Participant's employment under the Employment Agreement for "Cause."

              (c) Upon a termination of this Agreement pursuant to paragraph 4(b), Tracinda shall have no further obligation to Participant with respect to the Shares (or Other Property with respect thereto) or any sale or other disposition of Shares (or Other Property with respect thereto), except to pay all amounts which are payable to Participant under paragraph 1(h) within 30 days following the date of termination of this Agreement on account of sales or
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exercises described in paragraphs 1(b)(ii) or (iii) which occur on or prior to the date of termination of this Agreement.

          5.  No Lien on Shares.
              -----------------

The rights of Participant hereunder constitute an unsecured general obligation of Tracinda. Participant shall not have, and this Agreement shall not be deemed to create, any security interest, lien or other encumbrance of any kind whatsoever, or any legal or equitable interest of any kind whatsoever, in or with respect to the Shares.

          6. Governing Law.
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This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada.

          7.  Notices.
              -------

Any notice hereunder shall be in writing, shall be delivered by confirmed facsimile transmission or by overnight courier (with proof of delivery), and shall be effective upon actual receipt by the addressee, or, if not actually received before, shall be deemed to have been actually received on the third day following such transmission or such delivery. Notices shall be delivered as follows:

               To Tracinda:

               Tracinda Corporation
               4835 Koval Lane
               Las Vegas, Nevada  89109
               Facsimile:  (702) 737-1177

               To Participant:

               Jerome B. York
               585 Canoe Hill Road
               New Canaan, Connecticut  06840
               Facsimile:  [to be provided]

or to such other address as may be specified by any party hereto in accordance with this paragraph.

          8.  Headings.
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The paragraph and other headings in this Agreement are inserted solely as a matter of convenience and for reference and are not a part of this Agreement.

          9.  Counterparts.
              ------------

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10. Entire Agreement/Written Modification.
              -------------------------------------

The terms and provisions of this agreement and the Employment Agreement constitute the entire agreement between the parties and shall supersede all previous communications, representations or agreement, either verbal or written, between the parties hereto with respect to this subject matter. This Agreement may not be enlarged, modified or altered except in writing signed by the parties.
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          11. Expenses.
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Tracinda and Participant shall pay their respective fees and expenses in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby (other than as provided under the Employment Agreement).


               IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                              TRACINDA CORPORATION



                              By: /s/ Anthony L. Mandekic
                                 -----------------------------
                                    Name:  Anthony L. Mandekic
                                    Title: Secretary/Treasurer



                              /s/  Jerome B. York
                              -------------------
                              Jerome B. York